Exhibit 10.1

AMENDMENT NO. 3 TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made effective as of August 18, 2014 (the “Effective Date”), by and among PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation (“Holdings”), MACOVEN PHARMACEUTICALS, L.L.C., a Louisiana limited liability company (“Macoven”), PERNIX MANUFACTURING, LLC, a Texas limited liability company (“Pernix Manufacturing”), PERNIX THERAPEUTICS, LLC, a Louisiana limited liability company (“Pernix Therapeutics”), CYPRESS PHARMACEUTICALS, INC., a Mississippi corporation (“Cypress”), GTA GP, INC., a Maryland corporation (“GTA GP”), GTA LP, INC., a Maryland corporation (“GTA LP”), GAINE, INC., a Delaware corporation (“Gaine”), RESPICOPEA, INC., a Delaware corporation (“Respicopea”), HAWTHORN PHARMACEUTICALS, INC., a Mississippi corporation (“Hawthorn”) and PERNIX SLEEP, INC., a Delaware corporation (“Pernix Sleep”; and together with Holdings, Macoven, Pernix Manufacturing, Pernix Therapeutics, Cypress, GTA GP, GTA LP, Gaine, Respicopea and Hawthorn, each individually as a “Borrower”, and collectively as “Borrowers”), and MIDCAP FUNDING IV, LLC, a Delaware limited liability company, individually as a Lender (in such capacity, “Lender”), and as Agent (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.           Borrowers, Agent (as successor-by-assignment to MidCap Funding V, LLC) and Lender (as successor-by-assignment to MidCap Financial, LLC) entered into that certain Amended and Restated Credit Agreement dated as of May 8, 2013 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”).  Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

B.           On May 13, 2014, Agent and Lenders consented to Holdings entering into that certain Asset Purchase and Sale Agreement dated as of May 13, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Treximet Purchase Agreement”) with Glaxo Group Limited (“Group”), GlaxoSmithKline, LLC (“Glaxo LLC”), GlaxoSmithKline Intellectual Property Holdings Limited (“IP Holdings”) and GlaxoSmithKline Intellectual Property Management Limited (“IP Management”, and, together with Group, Glaxo LLC and IP Holdings, “GSK”), whereby Holdings agreed to purchase from GSK, and GSK has agreed to sell to Holdings, the “Purchased Assets” and the “Transferred Assets” (as those terms are defined in the Treximet Purchase Agreement) relating to the brand Treximet® (the “Treximet Acquisition”); provided, however, such consent did not authorize Holdings to consummate the Treximet Acquisition.

C.           Borrowers have advised Agent and Lenders that, concurrent with the entry into the Treximet Purchase Agreement, Holdings entered into that certain Supply Agreement dated as of May 13, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Treximet Supply Agreement”) with Glaxo LLC, whereby Holdings was granted the exclusive license to market certain “Products” (as defined in the Supply Agreement) related to the brand Treximet® (the “Product”) and, in exchange therefore, Holdings agreed to purchase from Glaxo LLC, and Glaxo LLC agreed to manufacture and supply, the Product.

D.           Borrowers further have advised Agent and Lenders that Holdings has formed a wholly owned Subsidiary, Worrigan Limited, organized under the laws of the Republic of Ireland (“Pernix Ireland”).  Pursuant to the terms of the Credit Agreement, Agent and Lender consent is not required for the formation of Pernix Ireland, nor is Pernix Ireland required to join the Financing Documents as a Credit Party.  Borrowers have elected to not join Pernix Ireland to the Financing Documents as a Credit Party.

E.           Borrowers have requested the Agent and Lenders consent to (i) Holdings assigning all rights and obligations under the Treximet Purchase Agreement to Pernix Ireland, (ii) Holdings assigning all rights and obligations under the Treximet Supply Agreement to Pernix Ireland (clauses (i) and (ii) herein are refereed to collectively as the “Treximet Assignment”), and (iii) Holdings making an Investment in Pernix Ireland (the “Pernix Ireland Investment”) in exchange for receiving that certain promissory note dated as of August 19, 2014 in the original principal amount of $225,000,000 made by Pernix Ireland in favor of Holdings (the “Treximet Intercompany Note”).

F.           Borrowers have further requested that Agent and Lenders consent to Holdings entering into those certain Purchase Agreements (collectively, the “Treximet Note Purchase Agreements”) with certain investors (collectively, the “Treximet Note Purchase Investors”), pursuant to which the Treximet Note Purchase Investors will purchase certain 12% Senior Notes due 2020 (the “Treximet Notes”) from Holdings in an aggregate original principal amount of $220,000,000 (the “Treximet Note Purchase Debt”), the proceeds of which will be used to make the Pernix Ireland Investment in order to enable Pernix Ireland to finance the Treximet Acquisition.

G.           Borrowers have further requested that Agent and Lenders consent to the entry by Borrowers (including Holdings) and Pernix Ireland into an Indenture among Borrowers, Pernix Ireland and U.S. Bank National Association, as trustee in connection with the entry into the Treximet Note Purchase Agreements (the “Treximet Indenture”; and together with the Treximet Note Purchase Agreement, the Treximet Notes and other documents entered into in connection therewith, the “Treximet Note Purchase Documents”).

H.           Borrowers have further requested that Agent and Lenders consent to the unsecured guaranty by each Borrower (other than Holdings) and Pernix Ireland of the obligations of Holdings under the Treximet Note Purchase Documents.

I.           Borrowers have further requested that Agent and Lenders consent to Pernix Ireland and Pernix Therapeutics entering into that certain Product License and Distribution Agreement, dated as of August 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Treximet Distribution Agreement”), whereby (i) Pernix Ireland will grant Pernix Therapeutics an exclusive license to sell the Product in the Territory, and to use the Product Intellectual Property and the Trademarks (as each such capitalized term is defined in the Treximet Distribution Agreement) and (ii) Pernix Therapeutics and Pernix Ireland have set forth the terms and requirements in which Pernix Therapeutics will order, and Pernix Ireland will cause Glaxo LLC to supply, the Product (as defined in the Treximet Distribution Agreement).

J.           Agent and Lender are willing to so consent to the requested items set forth above and, in connection therewith, make certain amendments to the Credit Agreement, all subject to the terms and conditions hereof.

K.           This Amendment shall constitute a Financing Document, and these Recitals shall be construed as part of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrowers hereby agree as follows:

1. Limited Waiver and Consent.

(a) Treximet Assignment.  Borrowers have requested consent from Agent and Required Lenders for Holdings to consummate the Treximet Assignment.  Section 5.6 of the Credit Agreement prohibits any Borrower or its Subsidiaries from consummating any Asset Disposition without the prior written consent of Agent and Required Lenders unless such Asset Disposition is a Permitted Asset Disposition.  The Treximet Assignment does not satisfy the terms of a Permitted Asset Disposition and, thus, consent from Agent and Required Lenders is required.  Agent and Required Lenders hereby consent to Borrowers’ request for Holdings to consummate the Treximet Assignment.  Agent and Lenders agree that the consummation of the Treximet Assignment is not, and shall not be deemed, a Default or Event of Default under the Credit Agreement and is hereby permitted under the Financing Documents.  The foregoing consent and agreement is expressly limited to the Treximet Assignment, and shall not be construed to permit any Borrower to transfer any other assets other than as expressly permitted by the terms of the Credit Agreement.

(b) Treximet Note Purchase Debt.   Borrowers have requested consent from Agent and Required Lenders for Borrowers and Pernix Ireland to enter into the Treximet Note Purchase Documents, to the extent party thereto, and incur and become obligated with respect to, primarily or secondarily, the Treximet Note Purchase Debt.  Section 5.1 of the Credit Agreement prohibits any Borrower or its Subsidiaries from incurring any Debt or Contingent Obligations without the prior written consent of Agent and Required Lenders unless such Debt or Contingent Obligations is Permitted Debt or a Permitted Contingent Obligation, respectively.  The Treximet Note Purchase Debt is not Permitted Debt nor a Permitted Contingent Obligation and, thus, consent from Agent and Required Lenders is required.  Agent and Required Lenders hereby consent to Borrowers’ request for Borrowers and Pernix Ireland to enter into the applicable Treximet Note Purchase Documents to which they are party and incur and become obligated with respect to, primarily or secondarily, the Treximet Note Purchase Debt.  Agent and Lenders agree that the entry into the Treximet Note Purchase Documents, the incurrence of the Treximet Note Purchase Debt by Holdings and the guaranty of the Treximet Note Purchase Debt by each other Borrower and Pernix Ireland is not, and shall not be deemed, a Default or Event of Default under the Credit Agreement and is hereby permitted under the Financing Documents.  The foregoing consent and agreement is expressly limited to the Treximet Note Purchase Debt as incurred pursuant to the Treximet Note Purchase Documents in the form presented to Agent on the date hereof, and shall not be construed to permit (i) any Borrower to incur any Debt that is not Permitted Debt nor any Contingent Obligation that is not a Permitted Contingent Obligation, (ii) the Treximet Note Purchase Debt to be secured by any Liens on any Collateral, nor (iii) any Treximet Note Purchase Documents to contain any restriction described in subclause (a) of Section 5.4 of the Credit Agreement as it relates to Liens on the Collateral in favor of Agent.

(c) Treximet Investment.  Borrowers have requested consent from Agent and Required Lenders for Holdings to loan to Pernix Ireland $225,000,000, consisting of 100% of the proceeds of the Treximet Note Purchase Debt plus an additional $5,000,000 in exchange for receipt of the Treximet Intercompany Note.  Section 5.7 of the Credit Agreement prohibits any Borrower or its Subsidiaries from making any Investment without the prior written consent of Agent and Required Lenders unless such Investment is a Permitted Investment.  The Treximet Investment is not a Permitted Investment and, thus, consent from Agent and Required Lenders is required.  Agent and Required Lenders hereby consent to Borrowers’ request for Holdings to make the Treximet Investment on the terms set forth in the Treximet Intercompany Note.  Agent and Lenders agree that the making of the Treximet Investment on the terms set forth in the Treximet Intercompany Note, as presented to Agent on the date hereof, is not, and shall not be deemed, a Default or Event of Default under the Credit Agreement and is hereby permitted under the Financing Documents.  The foregoing consent and agreement is expressly limited to the Treximet Investment made pursuant to the Treximet Intercompany Note, and shall not be construed to permit (i) any Borrower to make any Investment that is not a Permitted Investment nor (ii) the terms of the Treximet Intercompany Note to be modified in any way without Agent and Required Lenders’ prior written consent.  Agent and Lenders acknowledge that the Treximet Intercompany Note does not constitute Collateral.

(d) Treximet Distribution Agreement.  Borrowers have requested consent from Agent and Required Lenders for Pernix Therapeutics to enter into the Treximet Distribution Agreement with Pernix Ireland.  Section 5.8 of the Credit Agreement prohibits any Borrower or its Subsidiaries from entering into any transaction with an Affiliate without the prior written consent of Agent and Required Lenders unless expressly permitted thereunder.  The entry into the Treximet Distribution Agreement with Pernix Ireland is not expressly permitted under Section 5.8 of the Credit Agreement and, thus, consent from Agent and Required Lenders is required.  Agent and Required Lenders hereby consent to Pernix Therapeutics entering into the Treximet Distribution Agreement with Pernix Ireland so long as: (i) the rights of Pernix Therapeutics under the Treximet Distribution Agreement are collaterally assigned to Agent, for its benefit and the benefit of the Lenders, in form and substance reasonably acceptable to Agent and (ii) all Required Permits needed to market and distribute the Product are at all times satisfactorily licensed to Pernix Therapeutics pursuant to the Treximet Distribution Agreement.  Agent and Lenders agree that the entry into the Treximet Distribution Agreement by Pernix Therapeutics is not, and shall not be deemed, a Default or Event of Default under the Credit Agreement and is hereby permitted under the Financing Documents.

2. Agreement of Agent with Respect to Pernix Ireland.  In accordance with Section 4.11 of the Credit Agreement, Agent hereby agrees that Pernix Ireland is not required to (i) grant any Liens in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), (ii) become a Credit Party, nor (iii) satisfy and of the covenants set forth in Section 4.11(c).

3. Specific Amendments to Credit Agreement.

(a) Definitions.

(i) Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions of “Glaxo LLC”, “GSK”, “Pernix Ireland”, “Treximet Assignment”, “Treximet Closing Date”, “Treximet Distribution Agreement”, “Treximet Holdback Amount”, “Treximet Indenture”, “Treximet Intercompany Note”, “Treximet Note Purchase Agreement”, “Treximet Note Purchase Creditors”, “Treximet Note Purchase Debt”, “Treximet Note Purchase Documents”, “Treximet Note Purchase Investors”, “Treximet Note Purchase Trustee”, “Treximet Purchase Agreement” and “Treximet Supply Agreement” in alphabetical order to read in their entirety as follows:

“Glaxo LLC” means GlaxoSmithKline, LLC.

“GSK” means, collectively Glaxo Group Limited, Glaxo LLC, GlaxoSmithKline Intellectual Property Holdings Limited and GlaxoSmithKline Intellectual Property Management Limited.

“Pernix Ireland” means Worrigan Limited, a wholly owned Subsidiary of Holdings, organized under the laws of Ireland.

“Treximet Assignment” means the assignment by Holdings to Pernix Ireland of (i) all rights and obligations under the Treximet Purchase Agreement and (ii) all rights and obligations under the Treximet Supply Agreement, in each case, pursuant to the terms and conditions of that certain Assignment and Assumption Agreement dated as of August 19, 2014 between Holdings and Pernix Ireland.

“Treximet Closing Date” means August 19, 2014.

“Treximet Distribution Agreement” means that certain Product License and Distribution Agreement dated as of August 19, 2014 by and among Pernix Ireland and Pernix Therapeutics.

“Treximet Holdback Amount” means the Holdback Amount (as defined in the Treximet Purchase Agreement) in an aggregate amount not to exceed $17,000,000, payable to GSK pursuant to, and in accordance with, the terms of the Treximet Purchase Agreement.

 “Treximet Indenture” means that certain Indenture dated as of August 19, 2014 by and among Borrowers and the Treximet Note Purchase Trustee.

“Treximet Intercompany Note” means that certain promissory note dated as of August 19, 2014 in the principal amount of $220,000,000 executed by Pernix Ireland in favor of Holdings.

“Treximet Note Purchase Agreement” means, individually and collectively, those certain Purchase Agreements entered into by and between Holdings and each Treximet Note Purchase Investor in connection with the issuance of the “Notes” (as such term is defined in the Treximet Indenture).

“Treximet Note Purchase Creditors” means the Treximet Note Purchase Investors and the Treximet Note Purchase Trustee, collectively.

“Treximet Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Credit Parties to one or more of the Treximet Note Purchase Creditors evidenced by or arising under one or more of the Treximet Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before.

“Treximet Note Purchase Documents” means the Treximet Note Purchase Agreement, the Treximet Indenture, the Notes (as such term is defined in the Treximet Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by a Borrower or any other Person with, to or in favor of Treximet Note Purchase Creditors in connection therewith or related thereto, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of this Agreement.

“Treximet Note Purchase Investors” has the same meaning as “Holders” in the Treximet Indenture.

“Treximet Note Purchase Trustee” has the same meaning as “Trustee” in the Treximet Indenture.

“Treximet Purchase Agreement” means that certain Asset Purchase and Sale Agreement dated as of May 13, 2014 among Holdings and GSK.

“Treximet Supply Agreement” means that certain Supply Agreement dated as of May 13, 2014 between Holdings and Glaxo LLC.

(ii) The reference to “this Indenture” in the last sentence of the defined term “Debt” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with “this Agreement.”

(iii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definitions of “Permitted Asset Disposition”, “Permitted Contingent Obligations”, “Permitted Debt”, “Permitted Investments” and “Permitted Liens” in alphabetical order to read in their entirety as follows:

“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of an Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition:  (a) disposition of the PML Business, (b) dispositions of inventory, products, services or insurance proceeds in the Ordinary Course of Business and not pursuant to any bulk sale, (c) Excluded Asset Dispositions, (d) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), (e) [reserved], (f) dispositions of and the granting of any exclusive license related to Non-Core Products, (g) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business and not in contravention of the terms of any Financing Document, (h) Permitted Distributions, (i) the Treximet Assignment and (j) dispositions of assets (other than those described in clauses (a) through (i) above) for so long as the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 and the aggregate market value of assets sold or otherwise disposed of in any fiscal year of Holdings does not exceed $5,000,000.

“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents, the Indenture and the Treximet Indenture; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $500,000 in the aggregate at any time outstanding; (e) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; (f) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by a Borrower in the Ordinary Course of Business for the purpose of mitigating risks associated with interest rates, commodity prices, currency, liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) any Contingent Obligation that constitutes a Permitted Investment; (h) any Contingent Obligation that constitutes Permitted Debt, and (i) other Contingent Obligations not permitted by clauses (a) through (h) above, not to exceed $250,000 in the aggregate at any time outstanding.

“Permitted Debt” means:  (a) Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt, mortgage financings and Capital Leases not to exceed $2,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment or other assets used in the Ordinary Course of Business and secured only by such equipment or other assets; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other material change in terms); (e) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (f) Debt, if any, arising under Swap Contracts; (g) intercompany Debt arising from loans made by any Credit Party or Subsidiary of a Credit Party to any Credit Party or Subsidiary of a Credit Party to fund working capital requirements of such Subsidiaries in the Ordinary Course of Business; provided, however, that the Debt owing by any Subsidiary that is not a Credit Party shall not exceed $250,000 in the aggregate at any time outstanding; (h) Debt in respect of bid, performance and surety bonds, including guarantees or obligations of the Credit Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business, not to exceed $500,000 in the aggregate at any time outstanding; (i) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, or other similar obligations, in each case, incurred in connection with a Permitted Asset Disposition subject to the limits set forth in the definition thereof; (j) Debt of a Person that becomes a Subsidiary or Debt attaching to assets that are acquired by an Acquisition Subsidiary, in each case after the Closing Date and as a result of a Permitted Acquisition, provided, that (i) such Debt existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Debt is not guaranteed in any respect by any Credit Party (other than the Acquisition Subsidiary and the Target and any of its Subsidiaries), and (iii) such acquisition was permitted by the terms of this Agreement; (k) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition permitted hereunder and subject to the limits set forth in the definition of “Permitted Acquisition”; (l) unsecured Debt arising from agreements to provide for milestone or royalty payments, to the extent such obligations are considered Debt under GAAP, incurred in connection with a Permitted Acquisition and subject to the limits set forth in the definition of “Permitted Acquisition”; (m) the Note Purchase Debt in an original aggregate principal amount not to exceed $65,000,000; (n) Debt, the proceeds of which are used to refinance all of the Note Purchase Debt; provided that, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Note Purchase Debt, (2) such Debt is not guaranteed by any Subsidiary that is not a Credit Party, (3) such Debt is not secured by a Lien and (4) such Debt has a maturity date at least 90 days later than the Commitment Expiry Date; (o) Permitted Acquisition Debt; (p) Bank Product Obligations incurred in the Ordinary Course of Business; (q) the Treximet Note Purchase Debt in an original aggregate principal amount not to exceed $220,000,000; (r) Debt, the proceeds of which are used to refinance all of the Treximet Note Purchase Debt; provided that, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Treximet Note Purchase Debt, (2) such Debt is not guaranteed by any Subsidiary that is not a Credit Party, (3) such Debt is not secured by a Lien on any Collateral and (4) such Debt has a maturity date at least 90 days later than the Commitment Expiry Date, (s) the Treximet Holdback Amount and (t) Debt of Pernix Ireland evidenced by the Treximet Intercompany Note.

“Permitted Investments” means:  (a) Investments shown on Schedule 5.7 and existing on the Restatement Closing Date; (b) (i) cash and cash equivalents, and (ii) any similar short term Investments permitted by Borrowers’ and their Subsidiaries’ investment policies, as amended from time to time, provided, however, that any such amendment thereto has been approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed); (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $500,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of deposit accounts in which Agent has received a Deposit Account Control Agreement; (h) Investments held by any Borrower in any other Borrower made in compliance with Section 4.11(c); (i) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors; (j) purchases by any Borrower of the rights to test, develop, manufacture, sell or market any new pharmaceutical or drug (and/or any Intellectual Property related thereto) that will, upon such purchase, become a Product of such Borrower; provided that nothing in the foregoing shall be interpreted or construed to contradict or limit any of the Credit Parties’ obligations under Section 3.25, particularly including the obligation to give prior written notice to Agent of the Borrowers’ intentions to begin testing, developing, manufacturing, selling or marketing any new Product; (k) Investments by any Credit Party in another Credit Party and by any non-Credit Party in any other non-Credit Party or Credit Party and Investments held by any non-Credit Party; (l) Investments by any Credit Party in an Acquisition Subsidiary or Specified Acquisition Subsidiary in connection with a Specified Acquisition, but the aggregate of all such Investments outstanding pursuant to this clause (l) shall not exceed $55,000,000 at any time outstanding (with the fair market value of all such Investments being measured at the time made without giving effect to subsequent changes in value); (m) Permitted Acquisitions; (n) Investments consisting of the purchase of Core Products to the extent such purchase is permitted hereunder; (o) other Investments in an amount not exceeding $10,000,000 in the aggregate (with the fair market value of such Investments being measured at the time made without giving effect to subsequent changes in value); (p) guarantees that constitute Permitted Debt; (q) intercompany loans, the borrowing of which constitutes Permitted Debt and (r) the Investment by Holdings in Pernix Ireland evidenced by the Treximet Intercompany Note.

“Permitted Liens” means:  (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $500,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof or materially impair Borrowers’ ability to pay the Obligations in a timely manner or materially impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary; (g) Liens and encumbrances in favor of Agent under the Financing Documents; (h) Liens on Collateral, other than Collateral which is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 5.2; (i) any Lien on any equipment or other assets securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within one hundred twenty (120) days after the acquisition thereof; (j) precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Credit Parties in the ordinary course of business; (k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by the Credit Parties or their Subsidiaries in the Ordinary Course of Business; (m) receipt of deposits and advances from customers in the Ordinary Course of Business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Credit Party or any Subsidiary; (n) Liens on any property or assets (other than assets of a type included as Collateral) of the Target or any of its Subsidiaries (1) in connection with Permitted Acquisition Debt or (2) securing any Debt referred to in clause (j) of the definition of Permitted Debt; (o) Liens securing Bank Product Obligations and Swap Contracts permitted to be incurred under this Agreement so long as any such Liens on Collateral are subordinated to the Liens securing the Obligations in form and substance acceptable to Agent, and (p) Liens on (1) the assets of Pernix Ireland, (2) the Treximet Intercompany Note, and (3) the Capital Stock of Pernix Ireland, in each case securing the Treximet Note Purchase Debt permitted under subclause (q) of the definition of Permitted Debt.

(b) Reporting Obligations.  Section 4.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 4.1 Financial Statements and Other Reports.  Borrower Representative will deliver to Agent:  (a) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet, cash flow and income statement covering Borrowers’ and its Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form acceptable to Agent; (b) together with the financial reporting package described in (a) above, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Borrowers with respect to the payroll period(s) occurring during such month; (c) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year (or the required SEC filing date for Holdings’ Form 10-K, if later), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion (it being understood that Cherry & Bekaert LLP is acceptable to Agent as of the Restatement Closing Date); (d) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Borrower are traded and/or the SEC (provided that, the if such statements, reports and notices are available on SEC’s website, Borrower shall not have to separately deliver such items to Agent); (e) a prompt report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of $250,000 or more; (f) prompt written notice of an event that materially and adversely affects the value of any Intellectual Property; and (g) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request.  Borrower Representative will, within forty-five (45) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.  Promptly upon their becoming available, Borrower Representative shall deliver to Agent copies of all Material Contracts.  Borrower Representative will, within ten (10) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).  Borrower Representative shall, every ninety (90) days on a schedule to be designated by Agent, and at such other times as Agent shall request, deliver to Agent a schedule of Eligible Accounts denoting, for the thirty (30) largest Account Debtors during such quarter, such Account Debtor’s credit rating(s), if any, as rated by A.M. Best Company, Standard & Poor’s Corporation, Moody’s Investors Service, Inc., FITCH, Inc. or other applicable rating agent.  Promptly upon receipt, Borrowers shall deliver to Agent any written notices of default received from (i) any Note Purchase Creditor under the Note Purchase Documents and any written request by any party thereto for any waiver, amendment or modification of any of the terms thereof, (ii) any Treximet Note Purchase Creditor under the Treximet Note Purchase Documents and any written request by any party thereto for any waiver, amendment or modification of any of the terms thereof, (iii) Glaxo LLC with respect to the Treximet Supply Agreement and any written request by any party thereto for any waiver, amendment or modification of any of the terms thereof, (iv) GSK with respect to the Treximet Purchase Agreement and any written request by any party thereto for any waiver, amendment or modification of any of the terms thereof.  Additionally, and also promptly upon receipt, Borrowers shall deliver to Agent any written notice of termination of the Treximet Distribution Agreement received by, or sent by, any Borrower.”

(c) Restrictive Agreements.  Section 5.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 5.4 Restrictive Agreements.  No Borrower will, or will permit any Subsidiary to (a) enter into or assume any agreement (other than the Financing Documents, the Note Purchase Documents, the Treximet Note Purchase Documents and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by (i) the Financing Documents, (ii) the Indenture, (iii) any agreement entered into to refinance all or any part of the Notes (as defined in the Indenture) (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) in this Section 5.4 are no more restrictive with respect to such actions than this Agreement), (iv) the Treximet Indenture, (v) any agreement entered into to refinance all or any part of the Notes (as defined in the Treximet Indenture) (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) in this Section 5.4 are no more restrictive with respect to such actions than the terms of the Treximet Indenture in effect on the Treximet Closing Date), (vi) restrictions on any Foreign Subsidiary or Specified Acquisition Subsidiary or any of their respective Subsidiaries resulting from the operations of covenants contained in documentation governing Debt of such Subsidiary permitted under this Agreement, (vii) any instrument governing Debt or Capital Stock of a Person acquired by any Borrower or any of its Subsidiaries as in effect at the time of (and not in anticipation of) such acquisition, which encumbrance or restriction is not applicable to any Person and/or any of its Subsidiaries, or the properties or assets of any Person, other than the Person, or the property or assets of the Person and/or any of its Subsidiaries, so acquired, (viii) any instrument governing Permitted Acquisition Debt incurred in connection with a Permitted Acquisition of the type described in clause (z) of the definition thereof (so long as such restriction or instrument does not apply to any Credit Party (other than the Acquisition Subsidiary or the Target or any of its Subsidiaries, as applicable), (ix)(a) customary non-assignment and similar provisions and in contracts, leases and licenses entered into in the Ordinary Course of Business, (b) net worth provisions in leases and other agreements and (c) provisions restricting cash or other deposits in agreements entered into by any Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business; (x) mortgage financings, purchase money obligations and Capital Lease Obligations that impose restrictions on the property owned or leased; (xi) any agreement for the sale or other disposition permitted by this Agreement of the Capital Stock or all or substantially all of the property and assets of a Subsidiary of the Company that restricts distributions by that Subsidiary pending its sale or other disposition; (xii) Permitted Liens; (xiii) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business; (xiv) customary encumbrances or restrictions contained in agreements in connection with Swap Contracts or Bank Product Obligations permitted under this Agreement; (xv) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the Ordinary Course of Business; (xvi) any consensual encumbrance or restriction of any kind existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xv) or in this clause (xvi); (provided that the terms and conditions of any such consensual encumbrance or restriction of any kind that limit the actions described in (A) – (D) in this Section 5.4 are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented) on the ability of any Subsidiary to:  (A) pay or make Restricted Distributions to any Borrower or any Subsidiary; (B) pay any Debt owed to any Borrower or any Subsidiary; (C) make loans or advances to any Borrower or any Subsidiary; or (D) transfer any of its property or assets to any Borrower or any Subsidiary.”

(d) Payments and Modifications of the Note Purchase Debt and the Treximet Note Purchase Debt.  Section 5.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 5.5                      Payments and Modifications of the Note Purchase Debt and the Treximet Note Purchase Debt.

(a)           No Borrower will, or will permit any Subsidiary to, directly or indirectly (x) declare, pay, make or set aside any amount for redemption, prepayment, defeasance, repurchase or any other payment in respect of any Note Purchase Debt, except for (i) regularly scheduled payments of interest thereon and payments of the Trustees fees and expenses contemplated thereby; (ii) payments of principal on the “Maturity Date” (as defined in the Indenture); and (iii) any payment made solely by exchanging such Note Purchase Debt for shares of Capital Stock of a Borrower without any payment of cash (other than in respect of fractional shares in an amount not to exceed $10,000) or (y) amend or otherwise modify the terms of the Note Purchase Debt if such amendment or modification would (i) increase the principal amount of such Debt or the rate of interest payable thereon (other than as contemplated by Section 2.01 of each of the Representation Agreements dated as of February 21, 2014 among Holdings and the Note Purchase Investors), (ii) shorten the maturity date, or the average life to maturity, thereof, (iii) prohibit any Credit Party from performing its obligations under the Financing Documents, (iv) grant Liens in favor of the Note Purchase Creditors (or any of them) or (v) result in the material terms of such Note Purchase Debt to be less favorable in any material respect to the Credit Parties (it being understood and agreed that the Note Purchase Debt may be amended or otherwise modified to increase or decrease the Conversion Rate (as defined in the Indenture)).  Borrower shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance (and in any event not less than two (2) Business Days in advance) of the execution thereof, any final or execution form copy thereof.

(b)   No Borrower will, or will permit any Subsidiary to, directly or indirectly (x) declare, pay, make or set aside any amount for redemption, prepayment, defeasance, repurchase or any other payment in respect of any Treximet Note Purchase Debt, except for (i) regularly scheduled payments of interest thereon and payments of the Treximet Trustees fees and expenses contemplated thereby; and (ii) payments of principal thereon on February 1 and August 1 of each year in an amount not to exceed 50% of the Net Sales (as defined in the Treximet Indenture) for the last two consecutive fiscal quarters; or (y) amend or otherwise modify the terms of the Treximet Note Purchase Debt if such amendment or modification would (i) increase the principal amount of such Debt or the rate of interest payable thereon, (ii) shorten the maturity date, or the average life to maturity, thereof, (iii) prohibit any Credit Party from performing its obligations under the Financing Documents, (iv) grant Liens on any of the Collateral in favor of the Treximet Note Purchase Creditors (or any of them) or (v) result in the material terms of such Treximet Note Purchase Debt to be less favorable in any material respect to the Credit Parties.  Borrower shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance (and in any event not less than two (2) Business Days in advance) of the execution thereof, any final or execution form copy thereof.”

(e) Treximet Holdback Amount Payments.  A new Section 5.17 is hereby added to the Credit Agreement, in proper chronological order, to read in its entirety as follows:

“Section 5.17.  Treximet Holdback Amount Payments. No Borrower shall make, nor permit to be made, in cash all or any portion of the Treximet Holdback Amount to GSK pursuant to the terms of the Treximet Purchase Agreement unless (i) no Default or Event of Default exists before or after giving effect to any such payment of the Treximet Holdback Amount and (ii) Borrowers are in pro forma compliance with the financial covenants set forth in Article 6 of this Agreement after giving effect to any such payment of the Treximet Holdback Amount.”

(f) Financial Covenants.  Article 6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ARTICLE VI                                  FINANCIAL COVENANTS

Section 6.1                      Additional Defined Terms.  The following additional definitions are hereby appended to Section 1.1 of this Agreement:

“Approved Goods and Services” means goods sold and/or services rendered by Borrowers in the Ordinary Course of Business, in compliance with all Laws, and consistent with the type of goods sold and/or services rendered by Borrowers throughout all or substantially all of its business operations as of the Restatement Closing Date.

“Defined Period” means, for purposes of calculating financial covenant set forth herein for any given calendar month, the twelve month period ending on the last day of such calendar month (or, if shorter, the period beginning January 1, 2013 and ending on the last day of such calendar month).

“EBITDA” has the meaning provided in the Compliance Certificate.

“FCCR Defined Period” means, for purposes of calculating the Fixed Charge Coverage Ratio covenant set forth herein, for any given calendar month, the twelve month period ending on the last day of such calendar month (or, if shorter, the period beginning January 1, 2015 and ending on the last day of such calendar month).

“Fixed Charge Coverage Ratio” means the ratio of Operating Cash Flow (as defined in the Compliance Certificate) to Fixed Charges (as defined in the Compliance Certificate) for each FCCR Defined Period.

“Net Invoiced Revenues” means revenues of Borrowers generated and invoiced in the Ordinary Course of Business from the sale or provision of Approved Goods and Services and which are fully and unconditionally earned under the terms of such sale or provision net of wholesaler chargebacks, allowances for product returns, cash discounts, administrative fees and other rebates.

Section 6.2                      Minimum EBITDA.  Borrowers will not permit the EBITDA for any Defined Period to be less than the amounts set forth below:

Period	Minimum EBITDA
April 30, 2013	($4,430,010)
May 31, 2013	($6,312,930)
June 30, 2013	($7,005,837)
July 31, 2013	($8,591,150)
August 31, 2013	($10,125,319)
September 30, 2013	($9,708,644)
October 31, 2013	($10,549,358)
November 30, 2013	($10,605,685)
December 31, 2013	($9,515,685)
March 31, 2014	($5,968,976)
June 30, 2014	($2,566,685)

provided that, if Borrowers demonstrate, as of the last day of a Defined Period, Minimum Liquidity of at least $30,000,000, Borrowers shall not be required to demonstrate compliance with this Section 6.2 for such Defined Period.

Section 6.3                          Minimum Net Invoiced Revenues.  Borrowers will not permit the Net Invoiced Revenues for any Defined Period to be less than the amounts set forth below:

Period	Minimum Net Invoiced Revenues
April 30, 2013	$23,684,724
May 31, 2013	$29,719,074
June 30, 2013	$36,319,243
July 31, 2013	$41,967,033
August 31, 2013	$48,702,459
September 30, 2013	$56,432,873
October 31, 2013	$64,269,174
November 30, 2013	$72,662,749
December 31, 2013	$82,601,131
March 31, 2014	$89,218,499
June 30, 2014	$90,092,279

provided that, if Borrowers demonstrate, as of the last day of a Defined Period, Minimum Liquidity of at least $30,000,000, Borrowers shall not be required to demonstrate compliance with this Section 6.3 for such Defined Period.

Section 6.4                       Fixed Charge Coverage Ratio.  Borrowers will not permit the Fixed Charge Coverage Ratio for any FCCR Defined Period, as tested monthly, beginning with the calendar month ending March 31, 2015, to be less than 1.00 to 1.00.

Section 6.5                     Evidence of Compliance.  Borrowers shall furnish to Agent, together with the financial reporting required of Borrowers in Section 4.1 hereof, a Compliance Certificate as evidence of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred.  The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Borrowers’ calculations, and (b) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.”

(g) Events of Default.  Section 10.1(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(d)           (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt to cause, Debt or other liabilities having an individual principal amount in excess of $3,000,000 or having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to its stated maturity, (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt, (iii) the occurrence of any “Event of Default” under and as defined in any Note Purchase Document or (iv) the occurrence of any “Event of Default” under and as defined in any Treximet Note Purchase Document;”

(h) Compliance Certificate.  Exhibit B to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex A hereto.

(i) Schedules. Each of Schedule 1.1 (Products), Schedule 3.17 (Material Contracts) and Schedule 5.8 (Transactions with Affiliates) are hereby amended and restated in their entirety as set forth on Annex B hereto.  Borrowers hereby represent and warrant that the information set forth on the schedules attached to the Credit Agreement, as modified by the schedules attached hereto as Annex B, are true and correct as of the date hereof (except to the extent a representation or warranty to which a schedule relates refers to the Closing Date, in which case the information set forth on such schedule shall be true and accurate as of the Closing Date).  The attached schedules set forth on Annex B are hereby incorporated into the schedules attached to the Credit Agreement as if originally included therein.

4. Enforceability.  This Amendment constitutes the legal, valid and binding obligation of Borrowers, and is enforceable against Borrowers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.  Each of the agreements, documents and instruments executed in connection herewith to which a Borrower is a party constitutes the legal, valid and binding obligation of such Borrower, and is enforceable against such Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

5. Confirmation of Representations and Warranties.  Each Borrower hereby (x) confirms that all of the representations and warranties set forth in Article 3 of the Credit Agreement are true and correct with respect to such Borrower as of the date hereof (except insofar as such representations and warranties relate expressly to an earlier date), (y) covenants to perform its obligations under the Credit Agreement and other Financing Documents, and (z) specifically represents and warrants to Agent and the Lenders that it has good and marketable title to all of its respective Collateral (after giving effect to this Amendment), free and clear of any lien or security interest in favor of any other person or entity, other than Permitted Liens.

6. Conditions to Effectiveness.  The obligation of Agent and Lender to enter into this Amendment shall be subject to the receipt by Agent, each in form and substance reasonably acceptable to Agent, of (a) a counterpart of this Amendment signed on behalf of each party to the Amendment and (b) a collateral assignment of the Treximet Distribution Agreement.

7. Reference to the Effect on the Financing Documents.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import and each reference in any other Financing Document to “the Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended by this Amendment.  This Amendment shall be a Financing Document.

8. Costs, Fees and Expenses.  In consideration of Agent’s agreement to enter into this Amendment, Borrowers shall be responsible for the payment of all reasonable costs, fees and expenses of Agent’s counsel incurred in connection with the preparation of this Amendment and any related documents.  All such costs, fees and expenses shall be paid with proceeds of Revolving Loans.

9. Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and all other Financing Documents (and all covenants, terms, conditions and agreements therein) shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrowers.  Each Borrower covenants and agrees to comply with all of the terms, covenants and conditions of the Credit Agreement (as amended hereby) and the Financing Documents notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or agreement to such terms, covenants and conditions.

10. No Waiver or Novation.  The execution, delivery and effectiveness of this  Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Financing Documents or any other documents, instruments and agreements executed or delivered in connection with any of the foregoing, except as provided in Section 1 above. Nothing herein is intended or shall be construed as a waiver of any existing Defaults or Events of Default under the Credit Agreement or other Financing Documents or any of Agent’s or Lenders’ rights and remedies in respect of such Defaults or Events of Default.  This Amendment (together with any other document executed in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Credit Agreement.

11. Incorporation of Credit Agreement Provisions.  The provisions contained in Section 12.8 (Choice of Law; Venue) and 12.9 (Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

12. Headings.  Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

13. Counterparts.  This Amendment may be executed in counterparts, and such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof or thereof.

(SIGNATURES APPEAR ON FOLLOWING PAGES)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Amendment constitute an agreement executed under seal, each of the parties have caused this Amendment to be executed under seal the day and year first above mentioned.

BORROWERS:
PERNIX THERAPEUTICS HOLDINGS, INC.,
a Maryland corporation

By: /s/ Douglas Drysdale (SEAL)
Douglas Drysdale
President and Chief Executive Officer

Address:

10 North Park Place
Suite 201
Morristown, New Jersey, 07960
Facsimile:  (800) 793-2145

MACOVEN PHARMACEUTICALS, L.L.C.,
a Louisiana limited liability company

By:        Pernix Therapeutics, LLC, a Louisiana
               limited liability company
Its:        Sole Member and Sole Manager

     By:        Pernix Therapeutics Holdings, Inc., a
                    Maryland corporation
     Its:         Sole Member and Sole Manager

                   By:         /s/ Douglas Drysdale (SEAL)
                                Douglas Drysdale
                        President and Chief Executive Officer

          PERNIX MANUFACTURING, LLC, a Texas
          limited liability company

         By:        Pernix Therapeutics Holdings, Inc., a
                       Maryland corporation
         Its:         Sole Member

                       By:         /s/ Douglas Drysdale (SEAL)
                                      Douglas Drysdale
                     President and Chief Executive Officer

BORROWERS:
PERNIX THERAPEUTICS, LLC, a Louisiana
limited liability company

   By:        Pernix Therapeutics Holdings, Inc., a
                 Maryland corporation
   Its:        Sole Member and Sole Manager

                By:         /s/ Douglas Drysdale (SEAL)
Douglas Drysdale
                      President and Chief Executive Officer

CYPRESS PHARMACEUTICALS, INC., a Mississippi corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer

BORROWERS:	GTA GP, INC., a Maryland corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer
GTA LP, INC., a Maryland corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer
GAINE, INC., a Delaware corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer
RESPICOPEA INC., a Delaware corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer
HAWTHORN PHARMACEUTICALS, INC., a Mississippi corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer
PERNIX SLEEP, INC., a Delaware corporation By: /s/ Douglas Drysdale (SEAL) Douglas Drysdale President and Chief Executive Officer

LENDER:	MIDCAP FUNDING IV, LLC, a Delaware limited liability company By: /s/ Maurice Amsellem (SEAL) Maurice Amsellem Managing Director

AGENT:	MIDCAP FUNDING IV, LLC, a Delaware limited liability company By: /s/ Maurice Amsellem (SEAL) Maurice Amsellem Managing Director

ANNEX A

EXHIBIT B TO CREDIT AGREEMENT (COMPLIANCE CERTIFICATE)

COMPLIANCE CERTIFICATE

Date:  __________, 201__

This Compliance Certificate is given by _____________________, a Responsible Officer of Pernix Therapeutics Holdings, Inc. (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit Agreement dated as of May 8, 2013 among the Borrower Representative, the other Borrowers named therein, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), MidCap Financial, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)           the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b)           I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements;

(c)           such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(d)           Except as noted on Schedule 2 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers or Guarantors currently conduct business; Schedule 2 specifically notes any changes in the names under which Borrowers or Guarantors conduct business;

(e)           Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrowers, Guarantors or any Collateral;

(f)           Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrowers or Guarantors to make required payments of withholding or other tax obligations of the Borrowers or Guarantors during the accounting period to which the attached statements pertain or any subsequent period.

(g)           If the Credit Agreement contemplates a lien on the deposit accounts or investment accounts of the Borrowers and/or Guarantors in favor of Agent, Schedule 4 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by Borrowers or Guarantors;

(h)           Except as described in the Credit Agreement or in Schedule 5 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i)           litigation against the Borrowers or Guarantors;

(ii)           inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrowers or Guarantors;

(iii)           default by Borrowers or Guarantors under any material contract to which either of them is a party, including, without limitation, any leases.

(i)           Except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person, that has not previously been reported to Agent on Schedule 3.17 to the Credit Agreement or any Schedule 6 to any previous Compliance Certificate delivered by the Company to Agent.

(j)           Except as noted on Schedule 7 attached hereto, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Agent.

(k)           Except as noted on Schedule 8 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 8 to any previous Compliance Certificate delivered by Borrower Representative to Agent.

[INCLUDE THIS ON COMPLIANCE CERTIFICATES DELIVERED AT THE END OF EACH QUARTER ONLY]

(l)           Borrowers are in compliance with the covenants contained in Article 6 of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made:  [See attached worksheets].  Such calculations and the certifications contained therein are true, correct and complete.

The foregoing certifications and computations are made as of ________________, 201__ (end of month) and as of _____________, 201__.

Sincerely, [BORROWER REPRESENTATIVE] By: ______________________________ Name: ___________________________ Title: ___________________________

Schedules to Compliance Certificate

Schedule 1 – Non-Compliance with Covenants

Schedule 2 – Business Locations and Names of Borrowers and Guarantors

Schedule 3 – Unpaid Tax or Withholding Obligations

Schedule 4 – List of all Deposit and Investment Accounts of Borrowers and Guarantors

Schedule 5 –Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts

Schedule 6 – Newly Acquired Intellectual Property and Intellectual Property Licenses

Schedule 7 – Newly Acquired Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property

Schedule 8 – Newly Acquired Commercial Tort Claims

Worksheet(s) for Financial or Other Covenant Calculations

EBITDA Worksheet  (Attachment to Compliance Certificate)

ANNEX B

EBITDA WORKSHEET

EBITDA” for the applicable Defined Period is calculated as the sum of, without duplication,
(a)
 net income (or loss) for the Defined Period of Holdings and its Subsidiaries, but excluding the income (or loss) of any Person (other than Subsidiaries of Holdings) in which   Holdings or any of its Subsidiaries has an ownership interest unless received by Holdings or its Subsidiary in a cash distribution,
$
(b)
any provision for (or minus any benefit from) income or profit of Holdings and its Subsidiaries, including, without limitation, foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) deducted in the determination of net income for the Defined Period,
$
(c)	interest expense, net of interest income, of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,	$
(d)
 amortization and depreciation and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,
$
(e)
 streamlining costs, exit or disposal costs and other restructuring charges, reserves or expenses, including severance costs and relocation costs, deducted in the determination of net income for the Defined Period,
$
(f)
 non-recurring product launch costs, litigation costs, remediation costs and transaction costs related to the offering of Notes (as such term is defined in the Indenture) deducted in the determination of net income for the Defined Period,
$
(g)	any foreign currency translation or transaction losses of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,	$
(h)
 all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,
$
(i)	costs and expenses of Holdings and its Subsidiaries incurred in connection with any issuance of equity deducted in the determination of net income for the Defined Period,	$
(j)
 non-cash charges for (x) stock compensation expenses with respect to stock or stock options granted or issued by Holdings deducted in the determination of net income for the Defined Period and (y) an increase in basis of acquired inventory included in cost of goods sold,
$
(k)	losses (or minus gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets),	$
(l)
 any expense incurred or accrued in connection with the agreement reached between Cypress and the Attorney General of the State of Texas to settle all claims arising from certain actions by Cypress under the Texas Medicaid Fraud Prevention Act prior to its acquisition by Holdings,
$
(m)	non-recurring expenses incurred in the consummation of Permitted Acquisitions and Permitted Asset Dispositions deducted in the determination of net income for the Defined Period, and	$
(n)
 any expense (or minus any income) relating to changes in fair value in the value of the earnout / escrow payments, milestone payments and put option provided to the stockholders of Cypress in connection with the Cypress Purchase Agreement, in each case included in the determination of net income for the Defined Period of Holdings and its Subsidiaries,.
$
	EBITDA	$
EBITDA for the quarters ending March 31, 2013, June 30, 2013, and September 30, 2013 shall be deemed to be -$1,400,000, -$3,900,000 and -$2,000,000, respectively.

Fixed Charge Coverage Ratio Worksheet  (Attachment to Compliance Certificate)

Fixed Charges for the applicable FCCR Defined Period is calculated as follows*:
Interest expense ($______), net of interest income ($______), interest paid in kind ($______) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Financing Documents and included in interest expense ($______), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the FCCR Defined Period (“Total Interest Expense”)
$
Plus:Any provision for (or minus any benefit from) income or franchise taxes included in the determination of net income for the FCCR Defined Period *	$
Plus:Payments of principal and interest for the FCCR Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal but excluding mandatory prepayments required by Section 2.1 and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))
$
Plus:Permitted Distributions	$
Fixed Charges for the applicable FCCR Defined Period:	$
Operating Cash Flow for the applicable FCCR Defined Period is calculated as follows:
EBITDA for the FCCR Defined Period (calculated pursuant to the EBITDA Worksheet)	$
Minus:Unfinanced capital expenditures for the FCCR Defined Period	$
Minus:To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the FCCR Defined Period, as long term assets, other than amounts capitalized during the FCCR Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts
$
Operating Cash Flow for the FCCR Defined Period:	$

Covenant Compliance: Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges) for the FCCR Defined Period	to 1.0
Minimum Fixed Charge Coverage for the FCCR Defined Period	to 1.0
In Compliance	Yes/No
___________________________________________
* All amounts used for purposes of financial calculations required to be made herein shall be without duplication

ANNEX B

[SEE ATTACHED]